Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Victoria’s Secret & Co. 2021 Stock Option and Performance Incentive Plan, as amended, of our reports dated March 22, 2024, with respect to the consolidated financial statements of Victoria’s Secret & Co. and the effectiveness of internal control over financial reporting of Victoria’s Secret & Co. included in its Annual Report (Form 10-K) for the year ended February 3, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grandview Heights, Ohio
June 7, 2024